Exhibit 99.1

Net1 signs agreements for Black Economic Empowerment (“BEE”) transactions

Johannesburg – December 10, 2013 - Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) today announced that it has signed Relationship Agreements with its BEE partners for the issuance of 4,400,000 shares (“BEE Shares”), which will be partially restricted as to resale for a period of five years. In terms of the agreements, Net1 will issue 4,100,000 shares of our common stock at a price of ZAR 60.00 per share (calculated as 75% of the closing price of our common stock on the JSE Limited on December 6, 2013) to Business Venture Investments 1567 Proprietary Limited (RF) and 300,000 shares to Born Free Investments 272 Proprietary Limited. In order to facilitate the transactions, the Company’s wholly owned subsidiary Net1 Applied Technologies South Africa Proprietary Limited, will lend the funds to the BEE partners at a market related interest rate to effect the purchase of the BEE Shares and these shares will act as the collateral for the loan. The loan is repayable over a period of five years and the transactions are subject to certain conditions, including obtaining the relevant regulatory approvals.

“Having signed our Relationship Agreements we continue to make strides towards concluding our BEE transaction, which we believe epitomizes the spirit of the meaningful transformation that the late President Mandela fought and stood for,” said Dr. Serge Belamant, Chairman and CEO of Net1. “Our actions in this regard lay the foundation for a long-term sustainable business in South Africa together with the addition of BEE partners, who we expect to be actively engaged in identifying and driving new growth opportunities for the Company,” he concluded.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System, or UEPS, to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1’s UEPS/EMV solution is also completely interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa, Republic of Korea, and Ghana. In addition, Net1’s proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries while its MediKredit and XeoHealth subsidiaries provide its proprietary 5010 and ICD-10 compliant real-time claims adjudication system.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Managing Director
Phone: +1-917-767-6722
Email: dchopra@net1.com